EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Karen Hildebrant
Spartan Chassis, Inc.
(517) 543-6400 x111

Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates, Inc.
(616) 233-0500

Spartan Chassis to Supply Key Components for Cougar Armored Vehicles
Vehicles will protect U.S. Marines abroad from threat of explosive devices

CHARLOTTE, Michigan, May 12, 2006 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has received a subcontract order from Force Protection, Inc. to supply and integrate key chassis components and assist in the manufacturing of 45 Cougar Joint Explosive Ordinance Disposal Rapid Response Vehicles (JERRV) for use by the U.S. Marine Corps.

The prime procurement contract, worth $50 million, was awarded by the U.S. Department of Defense on May 2, 2006, to Force Protection, a Charleston, S.C.-based manufacturer of ballistic and mine-protected military vehicles. The order placed with Spartan Chassis is worth $6.1 million. Spartan Chassis issued a statement on May 4, 2006, that it expected a subcontract order from Force Protection to supply chassis for an additional 79 Cougars, which encompassed this order.

"Spartan Chassis is honored to be assisting in protecting the lives of those U.S. Marines that will utilize these vehicles," said Richard Schalter, president of Spartan Chassis. "Our specialty vehicle expertise has assisted us in meeting the ever-changing needs and pressing demands of the U.S. military, and we're pleased that the in-combat performance of the Cougar has resulted in additional orders."

The Cougar is a medium-sized, blast-protected vehicle produced in both four- and six-wheel configurations. The vehicle's V-shaped hull is designed to deflect the force of explosions away from passengers inside the armored hull. It can be customized for multiple tasks including urban patrol, route clearance support, troop transport, mine and explosive ordnance disposal, command and control, reconnaissance and as a lead convoy vehicle.

Schalter added that production on existing orders will need to be completed before work can begin on these units. "It is our commitment to all our customers that we ensure the timely delivery of a high quality product and that is no different for the key components for these vitally important vehicles."

About Spartan Chassis, Inc.:
Spartan Chassis, Inc. (http://www.spartanchassis.com) is a subsidiary of Spartan Motors, Inc. and is a leading developer and manufacturer of custom chassis for recreational vehicles and fire trucks. The company has a reputation for high quality, value, service and being the first to market with innovative products. Spartan Motors is publicly traded in the NASDAQ Stock Market under the ticker symbol SPAR.

About Force Protection, Inc.:
Headquartered near Charleston, South Carolina, Force Protection, Inc. (OTC Bulletin Board: FRPT) manufactures ballistic and mine protected vehicles through its subsidiary. These specialty vehicles are designed to offer significant protection against landmines, hostile fire and IEDs. For more information about Force Protection, visit http://www.forceprotectioninc.com.

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This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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